[INITIAL SUMMARY PROSPECTUS]

Amplify® Variable Universal Life I

Individual Flexible Premium Adjustable Variable Universal Life
Insurance Policies

Issued by

Amplify Insurance Company

Summary Prospectus For New Investors

Dated ____________   ___, 2023.

This Summary Prospectus for New Investors summarizes key features of the Amplify Variable Universal Life I (VUL) Insurance Policies that you should understand before investing.  Amplify Insurance Company (“Amplify”) is the issuer of the policies.

Before you invest, you should also review the prospectus for the Amplify VUL Insurance Policies, which contains more information about the policy’s features, benefits and risks.  You can find this document and other information about the policies online at ________________________.  You can also obtain this information at no cost by calling 1-800-____-_____ or by sending an email request to _______________.

A policy owner may, for a limited time, cancel the policy and receive a refund (commonly referred to as the “right to cancel” period or “free look” right). The length of the right to cancel period depends on state law. The minimum right to cancel period is 10 days.  The amount Amplify refunds will be Account Value and any charges that have been deducted; or in certain states, the greater of that amount or the premium paid.   You should review the prospectus, and consult with your financial professional, for additional information about the specific cancellation terms that apply.

Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.

The SEC has not approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This summary prospectus is not an offering in any jurisdiction where such offering may not lawfully be made. Variable life insurance policies are not insured by the Federal Deposit Insurance Corporation or any other federal government agency, and are not deposits of, guaranteed by, or insured by any bank or other depository institution.

Key Information Table

Important Information You Should Consider About the Policy

FEES AND EXPENSES
Charges for Early Withdrawals	Surrender Charge – There are no surrender charges upon a full surrender of the policy.
Transaction Charges

The policy owner may be charged for certain transactions as follows:

• Premium Load – Deducted from any Premium payment that is subject to state premium taxes (guaranteed not to exceed 5.00% of each premium).

• Partial Withdrawals – An administrative fee, up to 25, may be charged for partial withdrawals (currently waived).

• Transfers – An administrative fee, up to $25, may be charged for each transfer in excess of twelve in a policy year (currently waived).

• Service Fee – An administrative fee, up to $25, may be charged upon requesting an illustration, policy loan, wire transfers, or copies of transaction confirmations and statements.

• Rider Charges – One time rider charges for certain benefits, deducted upon invoking the rider.

See Policy Charges in the full prospectus.

Ongoing Fees and Expenses (periodic charges)

An investment in the policy is subject to certain ongoing fees and expenses, including fees and expenses covering the cost of insurance under the policy,  and such fees and expenses may be set based on characteristics of the Insured (e.g., age, sex, and rating classification); see Policy Charges in the full prospectus.  Please refer to the Policy Specification Pages of your policy for rates applicable to your policy.

These fees and expenses do not reflect investment advisory fees you may pay to a third party financial intermediary from the policy’s Account Value or from other assets. If such charges were reflected, the fees and expenses would be higher.

A policy owner will also bear expenses associated with the underlying mutual funds available in the policy, as shown in the following table:
	Annual Fee	Minimum	Maximum
	Investment options (underlying mutual fund fees and expenses)	0.XX%[1]	X.XX%[1]

1As a percentage of underlying mutual fund assets. Minimum and maximum expenses include the maximum Low Cost Subaccount Fee, or “Platform Charge,” reflecting revenue sharing payments received by Amplify.

See Policy Charges in the full prospectus.

RISKS
Risk of Loss	Policy owners can lose money by investing in the policy, including loss of all premium payments (see Principal Risks).
Not a Short-Term Investment

The policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash (see Principal Risks in the full prospectus). The primary benefit of this policy is life insurance coverage, and it is designed for long term financial planning.

Risks Associated with Investment Options

• An investment in this policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options chosen by the policy owner.

• Each variable investment option (each Sub-Account) has its own unique risks.

• Review the prospectuses for the underlying mutual funds before making an investment decision.

See Principal Risks in the full prospectus.

Insurance Company Risks

An investment in the policy is subject to the risks associated with Amplify, including that any obligations, guarantees, or benefits are subject to the claims-paying ability of Amplify.  In this regard, note that Amplify is a newly established, and very small, life insurance company.  Other risks related to Amplify include the risk that Amplify can increase the fees and charges that it imposes.  More information about Amplify is available by contacting the Service Center (see Principal Risks in the full prospectus).

Policy Lapse

Insufficient Cash Surrender Value may cause the policy to Lapse. The policy is at risk of Lapsing when the Cash Surrender Value is insufficient to cover the monthly deductions (for policy charges), including Rider charges. Cash Surrender Value can be reduced by unfavorable investment experience, policy loans, partial withdrawals, and the deduction of policy charges.   The level of premium payments also affects the Cash Surrender Value; however, the policy can lapse even if all scheduled or planned premiums are paid in full and on time.  The Death Benefit will not be paid if the policy has Lapsed.  There are costs associated with reinstating a lapsed policy.

For more information, see Principal Risks and Lapse in the full prospectus.

RESTRICTIONS
Investments

• Amplify may restrict the form in which Sub-Account transfer requests will be accepted, and may impose additional restrictions to deter short-term trading in the Sub-Accounts (see Sub-Account Transfers in the full prospectus).

• During the level coverage charge period, premiums are automatically allocated to the fixed account annually until the amount so allocated is sufficient to satisfy the year’s monthly deductions for coverage charges.

•The Fixed Account is not otherwise available for direct allocation of premium or transfers by the policy owner (see The Fixed Account in the full prospectus).

• Amplify reserves the right to add, remove, and substitute investment options available under the policy (see Addition, Deletion, or Substitution of Mutual Funds in the full prospectus).

Optional Benefits

• Partial withdrawals and Indebtedness will reduce benefits available under certain optional benefits.

• Policy loans are not permitted while benefits are being paid under certain optional benefits.

• Amplify reserves the right to discontinue offering any optional benefit, and within limits, to modify optional benefits.  For more information, see Other Benefits in the full prospectus.

TAXES
Tax Implications

• Consult with a tax professional to determine the tax implications of an investment in and payments received under this policy.

• Earnings on the policy are generally not taxable to the policy owner, unless withdrawn from the policy, and the death benefit is generally not taxable.

• There is no additional tax benefit to purchasing a policy through a tax-qualified plan.

• Partial withdrawals and full surrenders (and loans under policies that are modified endowment contracts), may be subject to federal and state income taxes, may be taxed as ordinary income, and may be subject to a 10% tax penalty.

For more information, see Taxes in the full prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation

Some financial professionals receive compensation for selling the policy. Compensation can take the form of commissions and expense allowances, and Amplify may also pay other indirect compensation by sharing the revenue it earns on this policy with the financial professional’s firm. This conflict of interest may influence a financial professional, as these financial professionals may have a financial incentive to offer or recommend this policy over another investment.

Exchanges

Some financial professionals may have a financial incentive to offer an investor a new policy in place of the one he/she already owns. An investor should only exchange his/her existing policy if he/she determines, after comparing the features, fees, and risks of both policies, that it is preferable for him/her to purchase the new policy, rather than to continue to own the existing one (see Exchanging the Policy for Another Life Insurance Policy, in the Taxes section in the full prospectus).

Overview of the Policy

Purpose

The primary benefit of this policy is life insurance coverage. Amplify will pay the death benefit proceeds upon the Insured’s death if the Insured dies while the policy is In Force. The policy is In Force when: the policy has been issued; the initial premium has been paid; the Insured is living; the policy has not been surrendered for its Cash Surrender Value; and the policy has not Lapsed.

The Account Value and death benefit, to the extent the death benefit includes or is based on the Account Value, will not be fixed but will be dependent on the investment performance of the investment options in which the policy owner is invested, and cumulative separate account and policy charges assessed by Amplify over the life of the policy.

This policy offers permanent life insurance protection with potential accumulation of Account Value on a tax deferred basis. Prospective purchasers should consult with a financial professional to determine whether this policy is appropriate for them, taking into consideration his/her particular needs, including investment objectives, risk tolerance, investment time horizon, marital status, tax situation, and other personal characteristics. Generally speaking, this policy is intended as a long-term investment; it is not a short-term investment and is not appropriate for an investor who needs ready access to cash.

Premiums

The policy owner will select a premium payment plan for the policy at the time of application; however, that premium payment plan is not mandatory, and adherence to that premium payment plan does not guarantee that the policy will not lapse. Within limits, the policy owner may vary the frequency and amount of premium payments. Payment of insufficient premium may increase the risk that the policy will lapse.  The policy can lapse without value even if all planned or scheduled premiums are paid in full and on time.

Allocation of Premiums.  During the level coverage charge period, premium paid up to the current fixed account value less the annualized coverage charge for the current policy year will be automatically allocated to the fixed account.  In addition, premium received within 15 days prior to a policy anniversary during the level coverage charge period (except during the last year of the coverage charge period), up to the annualized coverage charge for the next policy year, will be automatically allocated to the fixed account.  (Otherwise, the fixed account is not available for direct allocation of premium by the policy owner).  Policy coverage charges are deducted from the account value first from the fixed account until exhausted and then proportionally from the variable subaccounts.  The level coverage charge period begins on the policy issue date and lasts: (a) for the insured’s issue age under 50, until the insured’s age 65; (b) for insured issue ages from 50 to 65 (inclusive), until the insured’s age 70; and (c) for insured’s issue age over age 65, for five (5) years.

Additional amounts of net premiums (and net premium paid after the level coverage charge period) may be allocated by the policy owner among the variable investment options available in the policy.  The variable investment options offered under the policy correspond to mutual funds that are the underlying investment options of variable insurance products.   Amplify VUL Separate Account I contains a separate Sub-Account corresponding to each of the underlying mutual funds offered in the policy.

Additional information about the underlying mutual funds is available in Appendix A: Underlying Mutual Funds Available Under the Policy.

Policy Lapse

The policy can lapse whenever the Cash Surrender Value is insufficient to pay the monthly deductions. Payment of all of the planned or scheduled premiums on time and in full may not be sufficient to keep the policy in force.  If the Cash Surrender Value is not sufficient to pay the monthly deductions due on a monthly policy date, then the policy may lapse without value after a 61 day grace period unless sufficient premium is paid before the end of the grace period.   The premium required to keep the policy from lapsing is equal to the amount, net of any premium load, sufficient to pay the monthly deductions during the grace period plus any amount necessary to increase the Cash Surrender Value to at least zero.   If this required premium is not paid during the grace period, then the policy will lapse without value.

Policy Features

Death Benefit Options

The death benefit will be the greater of the death benefit option in effect on the date of the Insured’s death or the Minimum Required Death Benefit.

Death Benefit Option 1: The death benefit will be the Face Amount as of the Insured’s date of death.

Death Benefit Option 2: The death benefit will be the Face Amount plus the Account Value as of the Insured’s date of death.

The Option 2 Death Benefit will automatically apply during the level coverage charge period.

The Minimum Required Death Benefit is (a) the Account Value on the date of death, multiplied by (b) the corridor factor specified in Section 7702 of the Code applicable to the compliance test selected by the owner in the application.  For additional information, see Death Benefit.

Coverage Flexibility

Subject to certain conditions, the policy owner may choose to:

•change the death benefit option (after the level coverage charge period; and only once each policy year);

•decrease the Face Amount (only once each policy year);

•change beneficiaries; and

•change ownership of the policy.

Choice of Policy Proceeds

The policy proceeds may be paid in a lump sum, or in one of a variety of options that you choose from among those that Amplify makes available.

Access to Account Value

Subject to certain conditions, the policy owner may:

•take a policy loan.

•take a partial withdrawal (see Partial Withdrawal).

•surrender the policy for its Cash Surrender Value at any time while the policy is In Force (see Full Surrender).

Payment of Investment Advisory Fees from the Policy

If a policy owner elects to pay any investment advisory fees from the policy through partial withdrawals or policy loans, this may reduce the death benefit and other benefits under the policy, may result in adverse tax consequences, and may increase the risk of policy Lapse.  (A service fee of up to $25 may apply to partial withdrawals and policy loans).

Transfer Requests

Generally, policy owners may request to transfer account value between the Sub-Accounts daily.   Transfer requests will be processed as of the end of the Valuation Period in which they are received at the Service Center as long as the request is in good order. Requests that are not in good order may be delayed or returned (see Contacting the Service Center). Amplify reserves the right to impose a fee of up to $25 for each transfer in excess of twelve transfers in any Policy year.

Transfer requests may be subject to short-term trading fees and policies and procedures intended to reduce the potentially detrimental impact that disruptive trading has on Investment Experience.

Taxes

Earnings on the policy are generally not taxable to the policy owner, unless withdrawn from the policy. This is known as tax deferral. In addition, beneficiaries generally will not have to include death benefit proceeds as taxable income.

Assignment

Policy owners may assign the policy as collateral for a loan or another obligation while the policy is In Force.

Right to Cancel (Free Look Right)

For a limited time, the policy owner may cancel the policy and Amplify will refund the amount prescribed by state law.

Automatic Riders (Inherent Benefits)

Certain benefits or riders are automatically included with every policy (subject to availability under state law), unless specifically rejected by the prospective owner (the applicant).   These Inherent Benefits are:

•Accelerated Death Benefit for Chronic Illness;

•Accelerated Death Benefit for Critical Illness;

•Accelerated Death Benefit for Terminal Illness; and

•Overloan Lapse Protection.

State Variations in Riders and Other Policy Provisions.  The terms and operation of the Riders described in this prospectus may vary by the state where the policy is issued (other provisions may also vary by state) (see Appendix B: State Variations in the full prospectus).

Contacting the Service Center.  All inquiries, paperwork, information requests, service requests, and transaction requests should be made to the Service Center:

•by Internet by logging on to the policy owner’s online account at www.______________.com;

•by email to ______________@Amplify.com;

•by telephone at 1-800-___-____ (TDD 1-800-___-____)

•by mail to Amplify Life Insurance Company, P.O. Box ______, _______, ___.

Amplify reserves the right to restrict or remove the ability to submit service requests via Internet, email, or phone, upon written or other appropriate notice.

Not all methods of communication are available for all types of requests. To determine which methods are permitted for a particular request, refer to the specific transaction provision in the full prospectus, or call the Service Center. Requests submitted by means other than described in the prospectus could be returned or delayed.  Amplify reserves the right to process any transaction request sent to a location other than the Service Center in the Valuation Period it is received at the Service Center.

Good Order.  Service and transaction requests will generally be processed in the Valuation Period they are received at the Service Center as long as the request is in good order. Good order generally means that all necessary information to process the request is complete and in a form acceptable to Amplify. If a request is not in good order, Amplify will take reasonable actions to obtain the information necessary to process the request. Requests that are not in good order may be delayed or returned.

Death Benefit

Death Benefit Options

The policy has two death benefit options:

Option 1: The death benefit is equal to the greater of (a) the Face Amount on the date of death or (b) the Minimum Required Death Benefit (which is the Account Value on the date of death times the corridor factor applicable to the IRC §7702 compliance test selected in the application).

Option 2: The death benefit is equal to the greater of (a) the Face Amount on the date of death plus the Account Value on the date of death or (b) the Minimum Required Death Benefit.

The initial death benefit option will be Option 2. The death benefit option cannot be changed to Option 1 until after the level coverage charge period.   (The level coverage charge period begins on the policy issue date and lasts: (a) for the insured’s issue age under 50, until the insured’s age 65; (b) for insured issue ages from 50 to 65 (inclusive), until the insured’s age 70; and (c) for insured’s issue age over age 65, for five (5) years).

Death Benefit Proceeds

The amount payable upon the death of the insured is equal to:

•the death benefit determined based on the death benefit option in effect on the date of the insured’s death; plus

•any insurance coverage on the insured provided by rider(s); minus

•policy debt, including accrued interest, on the date of the insured’s death; minus

•the amount of any due and unpaid monthly deductions (if the policy is in a grace period at the time of the insured’s death).

Other Benefits Available Under the Policy

In addition to the standard death benefit options available under the policy, other standard or optional benefits may also be available to you. The following table summarizes information about these other benefits. Additional information on the fees associated with each benefit is in the Fee Table, below.

Benefit	Purpose	Is Benefit Standard or Optional	Brief Description of Restrictions/Limitations

Dollar Cost Averaging	Transfer program involving automatic transfer of assets	Standard

•Transfers are only permitted from a limited number of Sub-Accounts

•The Fixed Account is not available as an originating investment option, and Transfers may not be directed to the Fixed Account

•Minimum of $50 per transfer

•Amplify may modify, suspend, or discontinue these programs at any time

•Transfers are only made monthly

Asset Rebalancing	Automatic reallocation of Variable Account Value on a predetermined basis	Standard	•Assets in the Fixed Account are excluded from the program •Rebalances only permitted on a three, six, or 12 month schedule

Accelerated Death Benefit for Chronic Illness Rider	Provides accelerated death benefit in the event of the insured’s chronic illness or severe cognitive impairment	Standard (Inherent Benefit)

•Subject to eligibility requirements

•Partial accelerations must be at least $50,000

•Insured must be certified by a licensed health care practitioner within [12 months] prior to when the accelerated death benefit is paid

•Insured must (a) be unable perform at least two (of six) Activities of Daily Living, or (b) have severe cognitive impairment

•90-day waiting period may apply

•Illness or impairment must begin [after the policy date]

•Partial withdrawals and Indebtedness will reduce benefits

•Receipt of accelerated death benefits may or may not be taxable and may adversely impact eligibility for other government benefits

•May be subject to an administrative charge not to exceed $250

Accelerated Death Benefit for Critical Illness Rider	Provides accelerated death benefit in the event of the insured’s critical illness	Standard (Inherent Benefit)

•Subject to eligibility requirements

•Insured must have one of the qualifying critical illness conditions

•Requires certification by a qualified physician

•Illness must begin after the policy date

•Partial withdrawals and Indebtedness will reduce benefits

•Receipt of accelerated death benefits are expected to be taxable and may adversely impact eligibility for other government benefits

•Partial accelerations must be at least $50,000

•May be subject to an administrative charge not to exceed $250

Accelerated Death Benefit for Terminal Illness Rider	Provides accelerated death benefit in the event of the insured’s terminal illness	Standard (Inherent Benefit)

•Subject to eligibility requirements

•Insured must be expected to die within 12 months

•Physician’s statement to that effect required

•Partial accelerations must be at least $50,000

•Partial withdrawals and Indebtedness will reduce benefits

•Receipt of accelerated death benefits may or may not be taxable and may adversely impact eligibility for other government benefits

•May be subject to an administrative charge not to exceed $250

Policy Loans	Provide for policy loans	Standard

•Minimum loan amount is $200

•Limited to the Loan Value

•Interest is charged (currently 3.00%; maximum 5.00% per annum)

•A service fee of up to $25 may be charged for each loan transaction

•Increases the risk of policy lapse

Overloan Protection Benefit [Rider]	Prevent the policy from Lapsing due to high Indebtedness	Optional

•Subject to eligibility requirements to invoke the Rider

•Election to invoke is irrevocable

•Once invoked, all other Riders terminate

•Account Value will be transferred to the loan collateral account and may not be transferred out

•No further loans or partial withdrawals may be taken from the policy

•Face Amount is reduced to the Account Value and the death benefit is determined by the Minimum Required Death Benefit

Purchasing a Policy

The policy is available for Insureds between the Attained Ages of 18 to 60, age nearest birthday. To purchase the policy, prospective purchasers must submit a completed application and the required initial Premium payment.

Amplify must receive evidence of insurability that satisfies its underwriting standards before it will issue a policy.   Currently, underwriting will be completed via Munich Re Life US’s (“Munich Re”) alitheia solution (“alitheia”). Alitheia provides underwriting recommendations for life insurance carriers and renders an instant decision for applicants based on machine learning models and rules that are built and backed by Munich Re’s strong background in risk assessment.

Currently, the policy is only available to standard underwriting classes, in the following risk classes:  preferred non-tobacco, standard plus non-tobacco, standard non-tobacco, preferred tobacco, and standard tobacco.

The minimum Face Amount is $50,000 and the maximum is $1,000,000. Amplify reserves the right to modify the minimum and maximum Face Amount on a prospective basis for newly issued policies at any time.

Insurance Coverage

Issuance of full insurance coverage requires that the Insured meet all underwriting requirements, the required initial Premium is paid, and the policy is delivered while the Insured is alive. Amplify has the right to reject any application for insurance, in which case Amplify will return the Premium payment.

After Amplify approves an application, insurance coverage will begin and will be In Force on the Policy Date shown in the Policy Specification Pages. Amplify begins deducting policy charges (including the premium load and the first monthly deduction of coverage charges) on the Policy Date.

Insurance coverage will end (1) if the policy Lapses, (2) upon the Insured’s death, (3) when Amplify begins to pay the Proceeds, or (4) when the policy reaches the Maturity Date, unless it is extended.

Premium Payments

This policy does not require a payment of a scheduled premium amount to keep it In Force. It will remain In Force as long as the Cash Surrender Value is sufficient to cover the monthly deductions (and the Insured is alive and the policy is not surrendered).   However, the policy owner will select a premium payment plan for the policy at the time of application, but that premium payment plan is not mandatory, and adherence to that premium payment plan does not guarantee that the policy will not lapse. Within limits, the policy owner may vary the frequency and amount of premium payments. Although payment of insufficient Premium may cause the policy to Lapse, the policy can lapse without value even if all planned or scheduled premiums are paid in full and on time.  All premium payments must be submitted to the Service Center.

The minimum initial premium required to place a policy in force is equal to two times the monthly deduction due on the Policy Date.  Thereafter, each premium payment must be at least $50. Policy owners may make additional premium payments at any time while the policy is In Force and prior to the Maturity Date, subject to the following:

•Amplify may require satisfactory evidence of insurability before accepting any additional premium payment that results in an increase in the policy’s net amount at risk.

•Amplify will refuse and refund premium payments that exceed the applicable premium limit established by the Code to qualify the policy as a contract for life insurance.

•Amplify may require that policy Indebtedness be repaid before accepting any additional premium payments, see Policy Loans.

Lapse and Reinstatement

The policy can lapse if the Cash Surrender Value is insufficient to pay the monthly deductions.  If the policy lapses, then all benefits, including the death benefit, will end and the policy will terminate without value.   Payment of all of the planned or scheduled premiums, even in full and on time, may not prevent the policy from lapsing.  The Cash Surrender Value is the Account Value minus all Indebtedness (outstanding policy loans including interest due or accrued).

Lapse Processing

If the cash surrender value is not sufficient to cover the monthly deductions due on a monthly policy date, the policy will enter a 61-day grace period measured from the date that the lapse notice is mailed.

The premium required to keep the policy from lapsing is equal to the amount, net of any premium load, sufficient to pay the monthly deductions during the grace period plus any amount necessary to increase the Cash Surrender Value to zero.  If the required premium is not paid during the grace period, the policy will lapse.

Reinstatement

If a policy lapses at the end of a grace period, it may be reinstated subject to the following terms:

•A written reinstatement request is received within three years after the end of the most recent grace period and before the maturity date.

•Receipt of satisfactory evidence that the insured is insurable in the same rate class as when the policy was issued.

•Policy debt in force at the end of the most recent grace period is repaid or reinstated.

•Payment of the reinstatement premium.

The reinstatement premium is equal to amount, net of any premium load, that is sufficient to pay the monthly deductions due and unpaid during the most recent grace period and increase the Cash Surrender Value to three times the monthly deduction due on the reinstatement date.   A policy cannot be reinstated if it was surrendered.

Surrenders and Withdrawals

Full Surrender

The policy may be surrendered for the Cash Surrender Value at any time while it is In Force.  The Cash Surrender Value is the Account Value less Indebtedness (outstanding policy loans).  A surrender will be effective as of the date Amplify receives the policy owner’s written surrender request in good order at the Service Center. Amplify reserves the right to require written requests to be submitted on the current Amplify forms in effect at the time of the surrender.

There is no surrender charge for a full surrender.  However, income taxes and tax penalties might apply.

Partial Withdrawal

A policy owner may request a partial withdrawal of the policy’s Cash Surrender Value in the Variable Account at any time. The Cash Surrender Value in the fixed account cannot be withdrawn.  A partial withdrawal will be effective as of the date Amplify receives the policy owner’s written request in good order at the Service Center.  Amplify reserves the right to require written requests to be submitted on the current Amplify forms in effect at the time of the surrender.

Cash Surrender Value may be partially withdrawn any time while the policy is in force subject to the following conditions:

•Withdrawals may not be less than $500.

•The Cash Surrender Value remaining after the withdrawal must be at least [$____________].

•When Death Benefit Option 1 is in effect, the Face Amount will be reduced by the amount of the withdrawal.

•Withdrawals that would reduce the Face Amount below the minimum Face Amount will not be permitted.

•Withdrawals that would cause the policy to be disqualified as life insurance under Code §7702 will not be permitted.

•Amplify reserves the right to limit the number of partial withdrawals to one per month.

Unless the owner specifies that the withdrawal should be taken from a single Sub-Account, the withdrawal will be deducted proportionally from the variable Sub-Accounts.

A $25 Partial withdrawal fee may be applied to each partial withdrawal. Currently, Amplify waives the partial withdrawal fee.

Partial withdrawals may be subject to income taxes, and tax penalties might apply.  They could also cause the policy to become a “modified endowment contract” under the Code, which could change the income tax treatment of any distribution from the policy.

Fee Table

The following tables describe the fees and expenses that a policy owner will pay when buying, owning, and surrendering or taking partial withdrawals from the policy. Please refer to the Policy Specification Pages of your policy for information about the specific fees you will pay based on the options you have elected. These fees and expenses do not reflect investment advisory fees you may pay to a third party financial intermediary from the policy’s Account Value or from other assets. If such charges were reflected, the fees and expenses would be higher.

The first table describes the fees and expenses that a policy owner will pay at the time the policy owner pays premium into the policy, surrenders or takes partial surrenders from the policy, or transfers Account Value between investment options.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted
Premium Load	Upon making a Premium payment	Maximum: 5.00% of each Premium	Current: Varies by State of Residence.
Surrender Charge	Never	Maximum: Zero	Current: Zero
Service Fee[2]	Upon requesting an illustration, copies of transaction confirmations and statements, policy loans, or other special service	Maximum: $25.00	Current: $0
Partial Withdrawal Fee	Upon a partial withdrawal	Maximum: $25.00	Current: $0
Transfer Fee	Upon transfers in excess of 12 in one Policy year	Maximum: $25	Current: $0
Accelerated Death Benefit for Chronic Illness (CI) Rider Charge

CI Administrative Charge	Upon invoking the Rider	Maximum: $250.00	Current: $250.00
Accelerated Death Benefit for Critical Illness (CRI) Rider Charge
CRI Administrative Charge	Upon invoking the Rider	Maximum: $250.00	Current: $250.00
Accelerated Death Benefit for Terminal Illness (TI) Rider Charge3†
TI Administrative Charge	Upon invoking the Rider	Maximum: $250.00	Current: $250.00

Overloan Lapse Protection Rider Charge†	Upon invoking the Rider	Maximum: $117.50 per $1,000 of Cash Value	Minimum: $0.00 per $1,000 of Cash Value

Representative Insured: Male with a non-tobacco risk class electing benefits at Attained Age 85  Insured with a Cash Value of $500,000,assuming the guideline premium/cash value corridor life insurance qualification test is elected

	Upon invoking the Rider	$30 per $1,000 of Cash Value

†This charge will vary based upon the individual characteristics of the Insured. Representative Insured charges shown in the table may not be representative of the charge that a particular policy owner will pay. Policy owners can request an illustration of specific costs and/or see the Policy Specification Pages for information about specific charges of the policy.

2The policy owner will be expected to pay the Service Fee by check or money order at the time of the request.

3The Accelerated Death Benefit for Terminal Illness Rider Charge varies based on prevailing interest rates and the life expectancy of the Insured upon payment of the TI Accelerated Death Benefit Payment.

The next table describes the fees and expenses that a policy owner will pay periodically while the policy is In Force, not including mutual fund operating expenses.

Periodic Charges Other Than Annual Portfolio Company Expenses
Base Contract Charges
Charge	When Charge is Deducted	Amount Deducted (Guaranteed)	Amount Deducted (Current)
Cost of Insurance Charge1†	Monthly	Maximum charge during the Level Coverage Charge Period: $_2.98596 per $1,000 of Net Amount At Risk. Maximum charge after the Level Coverage Charge Period: $83.33333 per $1,000 of Net Amount At Risk.	Lowest current charge during the Level Coverage Charge Period: $0.00. Lowest current charge after the Level Coverage Charge Period: $0.22951 per $1,000 of Net Amount At Risk
Representative Insured: an age _35_ male preferred non-tobacco	Monthly	Maximum charge during the Level Coverage Charge Period: $1.20002 per $1,000 of Net Amount At Risk. Maximum charge after the Level Coverage Charge Period: $83.33333 per $1,000 of Net Amount At Risk.

Separate Account Charge	Monthly	Minimum: 1/12 of 0.05% of the Account Value Maximum: 1/12 of 2.00 % of the Account Value
Low Cost Sub-Account Fee	Monthly (Only for certain Sub-Accounts)	Minimum: 1/12 of 0.10% of the Account Value Maximum: 1/12 of 1.50% of the Account Value
Unit Load Per $1,000 of Face Amount Charge†	Monthly*	Maximum: $3.04775 per $1,000 of Face Amount	Minimum: $0.1275 per $1,000 of Face Amount
Representative Insured: an Issue Age of 35, male preferred non-tobacco with Death Benefit Option 2, during the first policy year	Monthly	Maximum: $0.17125 per $1,000 of Face Amount	Minimum: $0.17125per $1,000 of Face Amount
Policy Loan Interest Charge[2]	Annually	Maximum: 5.00 % per annum Current: 3.00 % per annum

Monthly Policy Fee	Monthly	Maximum: $20.00 per month; Current: $6.25 per month.

†This charge will vary based upon the individual characteristics of the Insured. Representative charges shown in the table may not be representative of the charge that a particular policy owner will pay. Policy owners can request an illustration of specific costs and/or see the Policy Specification Pages for information about specific charges of the policy.

1The maximum Cost of Insurance Charge calculation assumes: the Insured is a male; issue age 60; policy year 61; standard tobacco; and any Face Amount. Other sets of assumptions may also produce the maximum charge. On a current basis, the cost of insurance rate is 0.00 during the level charge coverage period.

2The Policy Loan interest charge is described in more detail in Policy Loans.   A service fee of up to $25 may also be charged (in addition to the interest charge).

*    Currently the Unit Load is deducted only during the level coverage charge period.  However, on a guaranteed basis Amplify may impose the Unit Load charge until the later of (a) the end of the level coverage charge period, or (b) the 20th policy anniversary.

The next table shows the minimum and maximum total operating expenses charged by the underlying mutual funds that a policy owner may periodically pay while the policy is In Force.  Minimum and maximum expenses include the Low Cost Subaccount Fee, or “Platform Charge” reflecting revenue sharing payments received by Amplify.   A complete list of the underlying mutual funds available under the policy, including their annual expenses, may be found in Appendix: Underlying Mutual Funds Available Under the Policy.

Annual Underlying Mutual Fund Expenses: Before Any Fee Waivers and Expense Reimbursements
(Expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets.)	Minimum	Maximum
	x.xx%	x.xx%
Annual Underlying Mutual Fund Expenses: After Any Fee Waivers and Expense Reimbursements
(Expenses that are deducted from underlying mutual fund assets, including management fees, distribution (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets.)	Minimum	Maximum
	x.xx%	x.xx%

Appendix

Underlying Mutual Funds Available Under the Policy

The following is a list of underlying mutual funds available under the policy. More information about the underlying mutual funds is available in the prospectuses for the underlying mutual funds, which may be amended from time to time and can be found online at https://______________________. This information can also be obtained at no cost by calling 1-800-___.____ or by sending an email request to _______________@amplify.com.

The current expenses and performance information below reflects fees and expenses of the underlying mutual funds, but do not reflect the other fees and expenses that the policy may charge (except for the Low Cost Subaccount Fee). Expenses would be higher and performance would be lower if these other charges were included. Each underlying mutual fund’s past performance is not necessarily an indication of future performance.

Type	Underlying Mutual Fund and Adviser/ Subadviser	Current Expenses	Low Cost Sub-Account Fee1	Current Expenses + Low Cost Sub-Account Fee	Average Annual Total Returns (as of 12/31/2022)
					1 year	5 year	10 year
Commodities
Equity
Equity
Equity
Equity
Allocation
Equity

Equity
Equity
Equity
Equity
Fixed Income
Equity
Fixed Income
Fixed Income
Allocation
Equity

Commodities
Equity
Fixed Income
Allocation
Equity
Equity
Fixed Income
Equity
Equity

Fixed Income
Fixed Income
Equity
Allocation
Allocation
Equity
Equity

Equity
Equity
Equity
Equity
Fixed Income
Equity

Fixed Income
Equity

The full prospectus, with the same date as this Summary Prospectus, contains additional information about the policies and the Variable Account. To obtain a free copy of the full prospectus, request other information about the policy, or to make any other service requests, contact Amplify at 1-800-___._____ or by one of the other methods described on the cover page.

The full prospectus has been filed with the SEC and is incorporated by reference into this Summary Prospectus. The full prospectus is available at https://.__________________________ .

Reports and other information about the Variable Account are available on the SEC’s website at http://www.sec.gov.

SEC Contract Identifier: C000_______.